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                                                     CONTACT:
                                                     Michael E. Luttrell
                                                     Vice President-Finance
                                                     and Chief Financial Officer
                                                     (713) 658-9444

August 5, 1999

                    SOUTHERN MINERAL CORPORATION ANNOUNCES
                           DELISTING OF COMMON STOCK

HOUSTON, TX - Southern Mineral Corporation (OTC Bulletin Board: SMIN) today announced that effective with the close of business on August 4, 1999, its securities were delisted from the Nasdaq National Market. The Company announced that this action was attributable to its inability to satisfy the Nasdaq National Market maintenance standards for the continued listing of its securities including a minimum share bid price of $5.00 per share. The Company stated that following this delisting the Company's Common Stock will continue to be quoted and traded on the OTC Bulletin Board under the same symbol, SMIN.

Additionally, the Company intends to request a review of the delisting decision by the Nasdaq Review Council.

Southern Mineral Corporation is an oil and gas acquisition, exploration and production company that owns interests in oil and gas properties located along the Texas Gulf Coast, Canada and Ecuador. The Company's principal assets include interests in the Big Escambia Creek field in Alabama and the Pine Creek field in Alberta, Canada.

This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The projections and statements reflect the Company's current views with respect to future events and financial performance that involve risks and uncertainties including uncertainties related to successful negotiations with other parties, price volatility, production levels, closing of the transaction, capital availability, operational and other risks, uncertainties and factors described from time to time in the Company's publicly available SEC reports. Actual results may differ materially from those projected.